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                                                           SEC FILE NUMBER
                                                               0-26443
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                                                             CUSIP NUMBER
                                                              30604M108
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(CHECK ONE): |x|  Form 10-K  |_| Form 20-F  |_| Form 11-K  |_| Form 10-Q
                 |_| Form N-SAR

              For Period Ended: May 31, 2000
                               -----------------
              |_| Transition Report on Form 10-K
              |_| Transition Report on Form 20-F
              |_| Transition Report on Form 11-K
              |_| Transition Report on Form 10-Q
              |_| Transition Report on Form N-SAR
              For the Transition Period Ended:
                                              ----------------------------------
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  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.
 NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify
Item(s) to which the notification relates:
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PART I -- REGISTRANT INFORMATION

     FALCON ENTERTAINMENT CORP.
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Full Name of Registrant

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Former Name if Applicable

     675 Third Avenue, 12th Floor
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Address of Principal Executive Office (STREET AND NUMBER)

     New York, NY  10017
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

                   |X|  (a) The reasons described in reasonable detail in
                            Part III of this form could not be eliminated without unreasonable effort or expense;

                   |X|  (b) The subject annual report, semi-annual report,
                            transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

                   |X|  (c) The accountant's statement or other exhibit
                            required by Rule 12b-25(c) has been attached if applicable.

                                                (Attach Extra Sheets if Needed)

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR or the transition report, or portion thereof, could not be filed within the prescribed time period.

     The Annual Report on Form 10-KSB for the period ended May 31, 2000 cannot be filed within the prescribed time period because the Registrant's independent auditors, Kaufman, Rossin & Co., have not yet completed their audit of the Registrant's financial statements required to be included in the Annual Report, in part due to delays experienced by the Registrant in the collection and compilation of certain financial and other information.

PART IV -- OTHER INFORMATION


(1)      Name and telephone number of person to contact in regard to this notification
     Anthony Escamilla                                                   212             557-5557
-----------------------------------------------------------------------------------------------------------------------------------
                                         (Name)                      (Area Code)    (Telephone Number)


(2)      Have all other periodic reports required under Sections 13 or 15(d)
         of the Securities Exchange Act of 1934 or Section 30 of the Investment
         Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been
         filed? If the answer is no, identify report(s).                           |X| Yes         |_| No
         --------------------------------------------------------------------------------------------------------------------------
(3)      Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
         report or portion thereof?                                                |X| Yes         |_| No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

================================================================================

                           FALCON ENTERTAINMENT CORP.
                  -------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date        August 29, 2000               By /s/ Anthony Escamilla
     --------------------------              ----------------------------------
                                             Anthony Escamilla
                                             Executive Vice President


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